Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 6, 2025, by and among LIVENT CORPORATION, a Delaware corporation (the “Company”), ARCADIUM LITHIUM PLC, a public limited company incorporated under the laws of the Bailiwick of Jersey (“Arcadium”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor-in-interest to U.S. Bank National Association), as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of June 25, 2020 (the “Original Indenture”), by and between the Company and the Trustee, pursuant to which the Company issued its 4.125% Convertible Senior Notes due 2025 (the “Notes”), as amended and supplemented by (i) that certain First Supplemental Indenture, dated as of January 4, 2024, by and among the Company, Arcadium and the Trustee (the “First Supplemental Indenture”) and (ii) that certain Second Supplemental Indenture, dated as of January 1, 2025, by and among the Company, Arcadium and the Trustee (the “Second Supplemental Indenture”, and together with the Original Indenture, as amended by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), pursuant to which the Notes are convertible into Arcadium Ordinary Shares (as defined below), subject to the terms set forth in the Indenture;

WHEREAS, on October 9, 2024, Arcadium entered into a Transaction Agreement (the “Transaction Agreement”) with Rio Tinto Western Holdings Limited, a private limited company incorporated under the laws of England and Wales, and Rio Tinto BM Subsidiary Limited, a private limited company incorporated under the laws of England & Wales (the “Buyer”), pursuant to which the Buyer will acquire the entire issued and to be issued share capital of Arcadium, comprised of ordinary shares, par value $1.00 per share (the “Ordinary Shares”), including the ordinary shares represented by the CHESS depositary interests issued by Arcadium and listed on the Australian Securities Exchange) (together with the Ordinary Shares, the “Arcadium Shares”) (collectively, the “Transaction”), and the Arcadium shareholders approved the Transaction on December 23, 2024;

WHEREAS, the Transaction Agreement provides for the implementation of a Royal Court of Jersey (the “Court”) approved scheme of arrangement pursuant to which the Buyer will acquire all Arcadium Shares in issue as of the time that an act of the Court sanctioning the scheme of arrangement has been delivered to the Registrar of Companies in Jersey for registration (the “Effective Time”) and the shareholders of Arcadium will be entitled, in accordance with the terms of the scheme of arrangement, to receive an amount in cash, without interest, equal to $5.85 per Arcadium Share that is in issue immediately prior to the Effective Time (the “Per Share Consideration”);

WHEREAS, Section 14.07(a) of the Indenture provides that, in the case of any Merger Event as a result of which the Ordinary Shares (which became the Reference Property pursuant to the First Supplemental Indenture) would be converted into, or exchanged for, cash, then, at and after the effective time of such Merger Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the amount of cash that a holder of a number of Ordinary Shares equal to the Conversion Rate immediately prior to such Merger Event would have been entitled to receive (the “Reference Property,” with each

“unit of Reference Property” meaning the amount of cash that a holder of one Ordinary Share is entitled to receive) upon such Merger Event and, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(g) providing for such change in the right to convert each $1,000 principal amount of Notes;

WHEREAS, if the holders of Ordinary Shares receive only cash in such Merger Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Merger Event (A) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares pursuant to Section 14.03), multiplied by the price paid per Ordinary Share in such Merger Event and (B) the Company shall satisfy the Conversion Obligation by paying cash to converting Holders on the second Business Day immediately following the relevant Conversion Date;

WHEREAS, the Transaction is a Merger Event and cash is the Reference Property, and the Transaction is also a Make-Whole Fundamental Change pursuant to Section 14.03;

WHEREAS, in accordance with Section 14.07(a), the Company, Arcadium and the Trustee desire to execute a supplemental indenture providing that the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into an amount of cash, as specified in this Supplemental Indenture;

WHEREAS, Section 10.01(g) provides that, without the consent of any Holder, the Company may from time to time and at any time enter into a supplemental indenture in connection with a Merger Event to provide that the Notes are convertible into Reference Property, subject to the provisions of Section 14.02, and make such related changes to the terms of the Notes to the extent expressly required by Section 14.07, and the Company, Arcadium and the Trustee desire to enter into this Supplemental Indenture in order to do so and to comply with Section 14.07(a); and

WHEREAS, the Effective Time of the Transaction occurred at 12:01 a.m. New York City time on March 6, 2025 and the closing of the Transaction at the Effective Time has resulted in a Merger Event and a Make-Whole Fundamental Change under the Indenture; and

WHEREAS, all conditions for the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed.

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

In consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company, Arcadium and the Trustee agree as follows for the equal and ratable benefit of the holders of the Notes:

ARTICLE 1
DEFINITIONS

Section 1.01 General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2
EFFECT OF TRANSACTION

Section 2.01 Effect of Transaction.

(a)   Conversions During Make-Whole Fundamental Change Period: As of the Effective Date of the Transaction, the Reference Property is now composed entirely of cash, and, as a result, in accordance with Section 14.03(b) of the Indenture, the Conversion Obligation has been calculated based solely on the Per Share Consideration, which, for the Transaction, is the Stock Price under the Indenture, and is, from, and including, 12:01 a.m. New York City time on March 6, 2025, the Effective Date of the Make-Whole Fundamental Change, up to, and ending at the closing of business, 5:00 p.m. New York City time, on March 25, 2025, which is the Business Day immediately prior to the related Fundamental Change Repurchase Date (such period, the “Make-Whole Fundamental Change Period”), an amount of cash equal to $1,624.81 per $1,000 principal amount of converted Notes. This amount of cash is equal to a Conversion Rate of 277.7457 per $1,000 principal amount of Notes (which includes Additional Shares of 2.2864 pursuant to Section 14.03(c) and 14.03(e) of the Indenture) multiplied by the Per Share Consideration (the “Increased Conversion Rate”). A conversion of Notes shall be deemed for purposes of Section 14.03(a) of the Indenture to be “in connection with” such Make-Whole Fundamental Change if such Holder converts such Notes during the Make-Whole Fundamental Change Period. The Increased Conversion Rate is available only during the Make-Whole Fundamental Change Period. Before any Holder of a Note shall be entitled to convert a Note, such Holder shall comply with the procedures of the Depositary in effect at that time and shall convert its Notes in connection with the Transaction as a Make-Whole Fundamental Change under the Indenture.

(b)   Conversions After Make-Whole Fundamental Change Period: A conversion of Notes made at any time after the Make-Whole Fundamental Change Period will receive an amount of cash equal to $1,611.44 per $1,000 principal amount of converted Notes. This amount of cash is equal to a Conversion Rate of 275.459331 per $1,000 principal amount of Notes (which does not include any Additional Shares pursuant to Section 14.03(c) and 14.03(e) of the Indenture) multiplied by the Per Share Consideration. Before any Holder of a Note shall be entitled to convert a Note, such Holder shall comply with the procedures of the Depositary in effect at that time.

ARTICLE 3
MISCELLANEOUS PROVISIONS

Section 3.01 Effectiveness; Construction. This Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee as of the date hereof. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 3.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03 Trustee Matters. The Trustee accepts the Indenture, as supplemented  hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, including, without limitation, its right to be indemnified, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of Arcadium and the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.04 No Third-Party Beneficiaries. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties to the Indenture, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors under the Indenture or the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 3.05 Severability. In the event  any provision of this Supplemental Indenture  shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.06 Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof

Section 3.07 Successors. All agreements of the Company, Arcadium and the Trustee in this Supplemental Indenture shall bind their respective successors and assigns whether so expressed or not.

Section 3.08 Governing Law. THIS SUPPLEMENTAL INDENTURE  AND  THE NOTE GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.09 Counterpart Signatures. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The Trustee shall have the right to accept and act upon any notice, instruction, or other communication, including any funds transfer instruction, (each, a “Notice") received pursuant to this Supplemental Indenture by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) and shall not have any duty to confirm that the person sending such Notice is, in fact, a person authorized to do so. Electronic signatures believed by Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to Trustee) shall be deemed original signatures for all purposes. For the avoidance of doubt, all notices, approvals, consents, requests and any communications hereunder or with respect to the Notes must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign or Adobe (or such other digital signature provider as specified in writing to the Trustee by the authorized representative)), in English. Each other party to this Supplemental Indenture assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to Trustee, including without limitation the risk of Trustee acting on an unauthorized Notice and the risk of interception or misuse by third parties. Notwithstanding the foregoing, Trustee may in any instance and in its sole discretion require that a Notice in the form of an original document bearing a manual signature be delivered to Trustee in lieu of, or in addition to, any such electronic Notice.

Section 3.10 Delivery of Notice to Holders. The Company hereby requests the Trustee provide the notice to Holders pursuant to Section 14.02(a) of the Indenture attached hereto as Exhibit A promptly following execution of this Supplemental Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first written above.

ARCADIUM LITHIUM PLC

By:	/s/ Gilberto Antoniazzi
Name:	Gilberto Antoniazzi
Title:	Vice President, Chief Financial Officer and Treasurer

LIVENT CORPORATION

By:	/s/ Ronald Stark
Name:	Ronald Stark
Title:	President

[Signature Page to Third Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor-in-interest to U.S. Bank National Association), as Trustee

By:	/s/ Michael Judge
Name:	Michael Judge
Title:	Vice President

[Signature Page to Third Supplemental Indenture]

Exhibit A

NOTICE

TO THE HOLDERS OF
LIVENT CORPORATION

4.125% CONVERTIBLE SENIOR NOTES DUE 2025

CUSIP No. 53814L AB4
ISIN No. US53814LAB45

LIVENT CORPORATION

March 6, 2025

NOTICE IS HEREBY GIVEN that, pursuant to Section 14.07(b) of that certain Indenture, dated as of June 25, 2020 (the “Indenture”), by and between Livent Corporation (the “Company”) and U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association) (the “Trustee”), as amended and supplemented by (i) that certain First Supplemental Indenture, dated as of January 4, 2024, by and among the Company, Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (“Arcadium”) (NYSE: ALTM, ASX: LTM) and the Trustee and (ii) that certain Second Supplemental Indenture, dated as of January 1, 2025, by and among the Company, Arcadium and the Trustee (such Indenture, as so amended and supplemented, the “Indenture”), pursuant to which the Company’s 4.125% Convertible Senior Notes due 2025 (the “Notes”) are convertible into Arcadium Ordinary Shares (as defined below), subject to the terms set forth in the Indenture, that, on the date hereof, the Company has executed a Third Supplemental Indenture, a copy of which is attached hereto as Exhibit A.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture. This notice is qualified in its entirety by the terms and conditions outlined in the Indenture.

The CUSIP and ISIN numbers referred to above have been assigned to the Notes by an organization not affiliated with the Company or the Trustee and are included solely for the convenience of the Holders. Neither the Company nor the Trustee shall be responsible for the selection or use of these CUSIP or ISIN numbers, nor is any representation made as to their correctness or accuracy on the Notes or as indicated in this notice.

LIVENT CORPORATION

By:
Name:
Title:

Exhibit A

Third Supplemental Indenture